As filed with the Securities and Exchange Commission on May 2, 2024

Registration No. 333-267065
Registration No. 333-268611

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-267065
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-268611

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Equity Investment Life Holding Company
(Exact name of registrant as specified in its charter)

Iowa	42-1447959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6000 Westown Parkway
West Des Moines, Iowa 50266
(515) 221-0002
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Shari V. Wood
6000 Westown Parkway
West Des Moines, Iowa 50266
(515) 221-0002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Hall
David J. Perkins
Adam Sanchez
Cravath, Swaine & Moore LLP
375 Ninth Avenue
New York, New York 10001
(212) 474-1000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-3 (each, a “Registration Statement”) of American Equity Investment Life Holding Company, an Iowa corporation (the “Registrant”), filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”):

●	Registration No. 333-267065, filed with the SEC on August 25, 2022; and
●	Registration No. 333-268611, filed with the SEC on November 30, 2022.

On July 4, 2023, the Registrant entered into that certain Agreement and Plan of Merger with Brookfield Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”) and Arches Merger Sub Inc., an Iowa corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”) and Brookfield Asset Management Ltd., a company incorporated under the laws of the Province of British Columbia, which provides for the merger of Merger Sub with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on May 2, 2024, pursuant to Articles of Merger filed with the Secretary of State of the State of Iowa.

In connection with the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to each Registration Statement.  In accordance with undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold or otherwise unissued at the termination of the offering, the Registrant hereby removes from registration any and all of such securities of the Registrant registered but unsold or otherwise unissued under each Registration Statement, and hereby terminates the effectiveness of each Registration Statement.  Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.  As a result of this deregistration, no securities remain registered for sale pursuant to either Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on May 2, 2024.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY,

By:	/s/ Garrett Williams
	Name:	Garrett Williams
	Title:	Corporate Secretary and Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Timothy A. Walsh
	Name:	Timothy A. Walsh
	Title:	Chief Executive Officer & President (Principal Executive Officer)

By:	/s/ Reza Syed
	Name:	Reza Syed
	Title:	Chief Financial Officer & Executive Vice President (Principal Financing Officer and Controller)

By:	/s/ Sachin Shah
	Name:	Sachin Shah
	Title:	(Director)

By:	/s/ Jonathan Bayer
	Name:	Jonathan Bayer
	Title:	Chairman (Director)

By:	/s/ Anne Schaumberg
	Name:	Anne Schaumberg
	Title:	(Director)

By:	/s/ Gregory Morrison
	Name:	Gregory Morrison
	Title:	(Director)